UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STEIN MART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Stein Mart, Inc.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 25, 2019

TO OUR SHAREHOLDERS:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Stein Mart, Inc. (“Stein Mart,” or “our”) will be held on Tuesday, June 25, 2019, at 2:00 P.M., local time, at our Corporate Headquarters, 5th Floor, 1200 Riverplace Blvd., Jacksonville, Florida 32207.

The meeting will be held for the following purposes:

1.	To elect the nine (9) director nominees named in the attached proxy statement to serve as directors of Stein Mart for the ensuing year and until their successors have been elected and qualified;

2.	To approve an advisory resolution approving executive compensation for fiscal year 2018;

3.	To ratify the appointment of KPMG LLP as our independent registered certified public accounting firm for the fiscal year ending February 1, 2020; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The shareholders of record at the close of business on April 18, 2019, will be entitled to vote at the annual meeting.

It is hoped you will be able to attend the meeting, but in any event, please vote according to the instructions on the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 25, 2019: The 2018 Annual Report on Form 10-K and proxy statement of Stein Mart, Inc. are available online at www.proxyvote.com.

For directions to the annual meeting, please contact Ms. Linda Tasseff, Director, Investor Relations, at ltasseff@steinmart.com.

By Order of the Board of Directors,

James B. Brown
Secretary

Dated: May 7, 2019

Proxy Statement for the

Annual Meeting of Shareholders of

STEIN MART, INC.

To Be Held on Tuesday, June 25, 2019

i

Stein Mart, Inc.

1200 Riverplace Boulevard Jacksonville, Florida 32207

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 25, 2019

This proxy statement and the enclosed form of proxy are being sent to shareholders of Stein Mart, Inc. (“Stein Mart,” or “we,” “our” or “us”) on or about May 10, 2019, in connection with the solicitation by our Board of Directors of proxies to be used at our annual meeting of shareholders. The meeting will be held on Tuesday, June 25, 2019, at 2:00 P.M., local time, at our Corporate Headquarters, 5th floor, 1200 Riverplace Blvd., Jacksonville, Florida 32207.

The Board of Directors has designated D. Hunt Hawkins and Richard L. Sisisky, and each or either of them, as proxies to vote the shares of common stock solicited on its behalf.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for our 2019 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on the record date, April 18, 2019, and that entitles you to vote at our meeting of shareholders. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our shareholders.

Who is entitled to vote at the meeting?

Holders of common stock as of the close of business on the record date, April 18, 2019, will receive notice of, and be eligible to vote at, our annual meeting of shareholders and at any adjournment or postponement of such meeting. At the close of business on the record date, we had 47,843,682 shares of common stock outstanding and entitled to vote.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote on each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are our invited guests may attend and be admitted to the annual meeting of shareholders. Shareholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a shareholder’s shares are registered in the name of a broker, trust, bank or another nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of our shares as of the record date. Since seating is limited, admission to the meeting will be on a first come, first served basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card. Holders of record may also vote by calling the toll-free telephone number on the proxy card or by following the instructions on the proxy card to vote online. Please have the proxy card handy when you call or access the website for Internet voting. If you vote by telephone or on the Internet, you do not have to return your proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or another record holder of your shares as to how to vote your shares or obtain a proxy from the bank, broker or another record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or another record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your proxy card will be deemed to direct the individuals designated as proxies to vote your shares in accordance with the Board’s recommendations. At this time, the Board and management do not intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card or voting via the telephone or on the Internet confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our secretary, by mailing a proxy bearing a later date, by submitting new voting instructions by telephone or on the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and are the shareholder of record (or, if your shares are held in “street name” you have a legal proxy as described above) and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, e-mail or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will shareholders be asked to vote on any other matters?

To our knowledge, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the nine (9) nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. However, pursuant to a majority voting policy adopted by our Board, any nominee who receives more “withheld” than “for” votes must submit his or her resignation to the Corporate Governance Committee even if he or she received a plurality of votes. The Board of Directors shall then consider the Corporate Governance Committee’s recommendation as to whether or not to accept such resignation and will publicly disclose its decision, the process in reaching its decision and the underlying reasons for its decision.

The advisory resolution on executive compensation commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our compensation program. The advisory resolution on executive compensation will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

The ratification of the appointment of KPMG LLP to serve as our independent registered certified public accounting firm for the fiscal year ending February 1, 2020, will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

How are votes counted?

In the election of directors, you may vote “FOR ALL” of the nominees or for none of the nominees (“WITHHOLD ALL”) or your vote may be “FOR ALL EXCEPT” with respect to one or more of the nominees.

For the advisory resolution on executive compensation and the ratification of the appointment of KPMG LLP to serve as our independent registered certified public accounting firm for the fiscal year ending February 1, 2020, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting but will have no effect on the advisory resolution on executive compensation or the ratification of the appointment of our independent registered certified public accounting firm.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for our 2019 annual meeting of shareholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of our independent registered certified public accounting firm without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the proposals.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days following the annual meeting.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of December 31, 2018, there were no persons known to us, other than Jay Stein, who is shown in the table below, to be the beneficial owner of more than five percent (5%) of our outstanding common stock based on shares of common stock outstanding on such date. Mr. Stein’s beneficial ownership includes shares of common stock held by the Berry Hattie Stein 2019 Grantor Retained Annuity Trust and the Jay Meredith Stein 2019 Grantor Retained Annuity Trust.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information with respect to beneficial ownership of our common stock as of April 18, 2019 by: (i) each director; (ii) each director nominee; (iii) each executive officer named in the Summary Compensation Table and (iv) all directors, director nominees and executive officers as a group. The address for all persons listed below is Stein Mart Corporate Headquarters, 1200 Riverplace Blvd., Jacksonville, Florida 32207.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(*)
Jay Stein(2)	15,306,322	32.0%
James B. Brown	-	*
Irwin Cohen(3)	52,234	*
Thomas L. Cole(3)	11,929	*
Timothy Cost(3)	11,929	*
Lisa Galanti(3)	13,249	*
D. Hunt Hawkins(3)	762,853	1.6
Gregory W. Kleffner(3)(4)	574,546	1.2
Mitchell W. Legler(3)(5)	263,437	*
MaryAnne Morin(3)	242,530	*
Richard L. Sisisky(3)	137,128	*
Burton M. Tansky(3)	26,564	*
All directors, director nominees and executive officers as a group (11 persons)(2)(3)	16,828,175	35.2%

(*)	Amount is less than one percent (1%) of total outstanding common stock.

(1)

All shares of common stock included in the table are subject to the sole investment and voting power of the respective directors and executive officers, except as otherwise set forth in the footnotes below.

(2)

Shares consist of 2,468,826 shares owned by Stein Ventures Limited Partnership, the general partner of which is Cary Ventures, Inc., 133,709 shares owned by Cary Ventures, Inc., a corporation wholly-owned by Mr. Stein, and 12,028,988 shares owned by trusts for the benefit of Mr. Stein’s family members. Mr. Stein serves as one of four (4) trustees of each of the Berry Hattie Stein 2019 Grantor Retained Annuity Trust and the Jay Meredith Stein 2019 Grantor Retained Annuity Trust and thus does not have sole investment and voting control of the shares of common stock held in such trusts.

(3)

Includes the following shares which are not currently outstanding but which the named shareholders are entitled to receive upon exercise of options that are currently exercisable or that become exercisable within sixty (60) days of April 18, 2019:

Lisa Galanti	1,320
D. Hunt Hawkins	465,689
Gregory W. Kleffner	310,396
MaryAnne Morin	200,000
Burton M. Tansky	5,748
All directors, director nominees and executive officers as a group (11 persons)	672,757

Also includes the following shares of restricted stock which are currently outstanding and will be delivered to each individual upon vesting or which are not currently outstanding but which the individuals are entitled to receive upon the vesting of restricted stock units that are scheduled to vest within sixty (60) days of April 18, 2019:

Irwin Cohen	2,538
Thomas L. Cole	2,538
Timothy Cost	2,538
Lisa Galanti	2,538
D. Hunt Hawkins	108,712
Mitchell W. Legler	12,138
MaryAnne Morin	100,841
Richard L. Sisisky	2,538
Burton W. Tansky	2,538
All directors, director nominees and executive officers as a group (11 persons)	236,919

(4)	Mr. Kleffner retired effective February 4, 2019.

(5)	Mr. Legler notified us of his retirement from the Board of Directors effective at the 2019 annual meeting of shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons owning more than ten percent (10%) of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities and to furnish us with copies of all such reports. To our knowledge, based solely on our review of copies of such reports furnished to us during 2018, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent (10%) beneficial owners have been complied with on a timely basis, with the exception of the following: Mr. Irwin Cohen had a late Form 4 dated May 2, 2018, with respect to the withholding of shares for payment of taxes and Mr. James B. Brown had a late Form 4 dated January 25, 2019, with respect to a grant of restricted stock units.

PROPOSAL NO. 1 -

ELECTION OF DIRECTORS

At the meeting, nine (9) directors will be elected to serve until the next annual meeting of shareholders and the election and qualification of their successors or a decrease in the number of directors. Each nominee is presently available for election. Mitchell W. Legler will not be standing for re-election. There are no family relationships between any of our directors, director nominees or executive officers. While our directors are elected by a plurality vote, our majority voting policy requires that any director who receives more “withheld” votes than “for” votes must tender his or her resignation and the full Board must determine whether or not to accept those resignations. We will file a Current Report on Form 8-K that discloses the Board’s decision and the reasons for its actions.

We believe that each nominee possesses the characteristics that are expected of all directors, namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of all shareholders. The following paragraphs provide biographies of each of our nominees and descriptions of the experiences, qualifications and skills that caused the Corporate Governance Committee and the Board to determine that these nominees should serve as our directors. These biographies contain information regarding each nominee’s service as a director, business experience, director positions held currently or at any time during the last five (5) years and information regarding involvement in certain legal or administrative proceedings, if applicable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Name Age	Positions with Stein Mart; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of Stein Mart
Jay Stein (73)	Chairman of the Board of Stein Mart since 1989; Chief Executive Officer of Stein Mart from June 2013 to March 2016, Interim Chief Executive Officer of Stein Mart from September 2011 to June 2013 and Chief Executive Officer of Stein Mart from 1990 to September 2001. Mr. Stein brings extensive knowledge of the retail environment and outstanding merchandising skills to the Board, as well as extensive historical and operational knowledge based on many years of experience with Stein Mart.	1968
Irwin Cohen †ß¥ (78)	Director of Stein Mart; Senior Advisor with the Peter J. Solomon Company, an investment banking firm, from June 2003 to retirement in October 2013; Global Managing Partner of the Retail and Consumer Products Practice of Deloitte & Touche LLP from 1998 to May 2003; director of Supervalu, Inc. from June 2003 through the sale of the company in October 2018. Mr. Cohen adds extensive financial and accounting experience and expertise in evaluating financial controls as well as extensive experience within the retail segment.	2008
Thomas L. Cole ¥† (70)

Director of Stein Mart; Chief Administrative Officer of Macy’s, Inc., from February 2009 to retirement in June 2013; Vice Chair of Federated Department Stores from February 2003 to February 2009; various executive positions with Federated Department Stores from 1980 to 2003; and various positions with divisions of the former Allied Stores, from 1972 to 1980. Mr. Cole serves as a Director of Beall’s Department Stores (since January 2015), and on the Fashion Advisory Board at Kent State University. Mr. Cole greatly broadens the Board’s retail and apparel experience and offers invaluable advice as to Stein Mart’s administrative policies and procedures including, but not limited to, logistics, supply chain management and information technology.

		2016
Timothy Cost ¥ ∎ (59)

Director of Stein Mart; President of Jacksonville University since February 2013; Executive Vice President, Global Corporate Affairs, of PepsiCo, Inc. from December 2010 to January 2013; Chairman of Global Health Care of APCO Worldwide, a public affairs and communications firm, from June to November 2010; Senior Vice President, Corporate Affairs for Wyeth, a healthcare company, from February 2008 until December 2009; Executive Vice President of ARAMARK from 2003 to early 2008; and, in prior years, service in investor relations and communications roles with Pharmacia Corporation, Eastman Kodak Company and Bristol-Myers Squibb. Mr. Cost served on the Board of Web.com Group, Inc. from December 2014 through the sale of the company in October 2018, as well as serving on various civic, cultural and educational boards in the Jacksonville, Florida area. Mr. Cost’s strong background in corporate affairs and communications adds invaluable expertise to Stein Mart’s shareholder engagement process.

		2016

Lisa Galanti ¥ ∎ (63)	Director of Stein Mart; co-founder of Fitzgerald & Co. in 1983 and Managing Director from 1987 until her retirement in 2015. Fitzgerald & Co is a leading marketing communications and advertising agency and an Interpublic Group agency since 1998. Ms. Galanti brings invaluable expertise in marketing and communications to the Board.	2016
D. Hunt Hawkins (60)

Director of Stein Mart; Named Chief Executive Officer of Stein Mart in January 2017; promoted to Interim Chief Executive Officer and Director of Stein Mart in September 2016; President and Chief Operating Officer of Stein Mart in April 2014; Executive Vice President and Chief Operating Officer of Stein Mart in December 2011; Executive Vice President and Chief Administrative Officer of Stein Mart in October 2007; Executive Vice President of Operations of Stein Mart in September 2006; Senior Vice President, Human Resources of Stein Mart, February 1994. As a long-time executive of Stein Mart, Mr. Hawkins brings extensive operational knowledge to the Board.

		2016
MaryAnne Morin (56)	President of Stein Mart since February 2017; Chief Merchant, Executive Vice President of Lord & Taylor and Hudson’s Bay from 2015 to January 2017; Executive Vice President, Merchandising and Senior Vice President, General Merchandising Manager of Lord & Taylor and Hudson’s Bay from 2009 through 2015; Merchandise Manager/Product Director for Macy’s Merchandising Group from 2007 through 2009; Managing Director for Echo Design Group/Monsac from 2002 through 2006. Ms. Morin brings extensive knowledge of the retail industry and outstanding merchandising experience.	2018
Richard L. Sisisky ∎ß¥× (64)	Director of Stein Mart; President of The Shircliff & Sisisky Company, a management consulting company, since 2003; Partner, SilverSolutions Consulting, LLC, a transportation and logistics consulting firm, since 2018; President and Chief Operating Officer and director of ParkerVision, Inc. from 1998 to 2003. Mr. Sisisky’s material knowledge of the general business environment and management skills are invaluable to the Board’s strategic insight and analysis.	2003
Burton M. Tansky ∎†ß¥ (81)	Director of Stein Mart; Senior Advisor with Marvin Traub Associates, a global business development and strategy consulting firm focused on working with brands, retailers, developers and related businesses, since 2017; Chief Executive Officer of the Neiman Marcus Group from 2001 to 2010; President and CEO of The Neiman Marcus Stores from 1994 to 2001; Director of the Howard Hughes Corporation and the Donald Pliner Company. Mr. Tansky brings extensive experience in retail management to the Board.	2014

†	Member of the Audit Committee
∎	Member of the Compensation Committee
ß	Member of the Corporate Governance Committee
×	Lead Director
¥	Independent Director in accordance with applicable NASDAQ rules

EXECUTIVE OFFICERS

Our executive officers are:

Name (Age)	Position

D. Hunt Hawkins (60)	Chief Executive Officer
MaryAnne Morin (56)	President
James B. Brown (51)	Executive Vice President and Chief Financial Officer

Mr. Hawkins joined us in February 1994 as Senior Vice President, Human Resources. He was promoted to Executive Vice President of Operations in September 2006, to Executive Vice President, Chief Administrative Officer in October 2007, to Executive Vice President, Chief Operating Officer in December 2011, to President and Chief Operating Officer in April 2014, to Interim Chief Executive Officer in September 2016 and to Chief Executive Officer in January 2017.

Ms. Morin joined us in February 2017 as President. Prior to joining us, Ms. Morin was the Chief Merchant, Executive Vice President of Lord & Taylor and Hudson’s Bay from 2015 to January 2017. Before that, she held several leadership positions within Lord & Taylor and Hudson’s Bay from 2009 through 2015 including Executive Vice President, Merchandising and Senior Vice President, General Merchandising Manager. From 2007 through 2009 Ms. Morin was Merchandise Manager/Product Director for Macy’s Merchandising Group. From 2002 through 2006 she was Managing Director for Echo Design Group/Monsac.

Mr. Brown joined us in December 2018 as Executive Vice President and Chief Financial Officer. Prior to joining us, Mr. Brown was the Chief Financial Officer at Adrianna Papell Group since 2017. Prior to joining Adrianna Papell Group, he served as Chief Financial Officer for Gordmans Stores from 2015 to 2017 and Hancock Fabrics from 2013 to 2015 and Senior Vice President, Finance of Fred’s, Inc. from 2006 to 2013.

CORPORATE GOVERNANCE

We are structured with a Board of Directors (the “Board”) as our highest governing body. Mr. Jay Stein has served as Chairman of the Board since 1989. He is Stein Mart’s largest shareholder and the principal architect of our business, so the Board and management believe he is uniquely suited to seek to maximize shareholder value. Mr. Stein served as Chief Executive Officer of Stein Mart from 1990 to September 2001, Interim Chief Executive Officer from September 2011 to June 2013, and Chief Executive Officer from June 2013 to March 2016. During such times, the Board determined that it was in the best interest of Stein Mart to combine the roles of Chairman and Chief Executive Officer while both offices were held by Mr. Stein. Mr. D. Hunt Hawkins was named Chief Executive Officer in January 2017. The Board and management currently believe that it is in our best interest to separate the roles of Chairman and Chief Executive Officer.

The Board elects a lead director (the “Lead Director”), who routinely chairs meetings of the Board and leads executive sessions of our independent directors. Our Lead Director also serves as Chairman of the Corporate Governance Committee. The Lead Director is an independent director with substantial management experience who works with management to set the agenda for Board meetings, serves as a liaison between the Board and management to facilitate communications, acts as a moderator of executive sessions made up solely of independent directors and assures that an independent director is involved in setting agendas for the Board and Corporate Governance Committee meetings. Our Lead Director is currently Mr. Sisisky, a position he has held since 2012.

Our Corporate Governance Guidelines require that a majority of our directors qualify as independent directors. The Board determines independence on the basis of the standards specified by NASDAQ, the additional standards referenced in our Corporate Governance Guidelines and other facts the Board considers relevant. The Board has reviewed relevant relationships between us and each non-employee director, as well as any other facts that might impair a director’s independence. Based on that review, the Board has determined that all current directors are independent except for D. Hunt Hawkins, Mitchell Legler (who is not standing for re-election), MaryAnne Morin and Jay Stein who are not independent, as they are employees of Stein Mart. In determining the independence of each director, the matters described under “Related Party Transactions” were considered.

The Board meets at least quarterly and provides supervision of Stein Mart between meetings through a number of standing committees. The Board recognizes its responsibility for oversight of our risk management and periodically addresses strategic risks such as changes in the retail environment. The Board believes that its focus on risk management discourages inappropriate risk-taking by management and results in appropriate controls. The Board has delegated to various committee’s responsibility for specific areas of risk management. For example, one (1) meeting each year of the Audit Committee is heavily focused on operational risk management dealing with areas of primary concern to us such as inventory valuation and shrinkage, technology/data breach risk, insurance coverage, financial controls, adequacy of reserves, financing and liquidity, operating and capital budgets and third-party claims. Management annually identifies and prioritizes current risks to the business and reviews those risks and actions to minimize such risks with our Audit Committee.

The Compensation Committee seeks to establish an executive compensation program that creates a balance between rewarding performance and avoiding inappropriate risk-taking by management. Our incentive compensation program for executives is reviewed annually, and adjusted if needed, in order to focus management on our performance but also to reduce inappropriate risks. For example, in order to conserve capital resources in light of the tightening of our terms of credit from our vendors and their factors in early 2018, our Compensation Committee decided not to provide our executive officers with a cash incentive opportunity for fiscal 2018 beyond what was contractually required in certain executive employment agreements. This also allowed us to maintain our annual incentive programs for lower level employees for retention purposes. In order to further reduce our risk profile with respect to our executive compensation program, the Board adopted the Stein Mart, Inc. Clawback Policy (the “Clawback Policy”) on September 27, 2016. The Clawback Policy provides that, with respect to incentive compensation for our executives that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure, the amount of an individual’s award depends on our performance and is subject to recoupment in the event we are required to prepare an accounting restatement of our financial statements due to material noncompliance with financial reporting requirements under the securities laws, which reduces the ability of and incentive for an individual to take undue risks at the expense of our performance in an effort to increase the amount of his or her award. With respect to employees below the executive level, management is encouraged to design the incentive compensation program and set specific performance criteria which similarly are intended to maximize opportunities and control risks at all levels of our operations. See the Executive Compensation section of this Proxy Statement for more information on our executive compensation program. We have also adopted a policy that prohibits our directors, officers and employees from engaging in hedging transactions as well as pledging or margin arrangements.

Shareholders who wish to communicate with the Board of Directors, or any particular director, may send a letter to our Secretary at the address set forth on the first page of this proxy statement. The mailing envelope should contain a clear notation on the outside that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such letters should identify the author as a shareholder, state the name in which the shares of such author are held, and clearly state whether the intended recipients are all members of the Board or only certain specified individual directors. The Secretary will make copies of such letters and circulate them to the appropriate director or directors.

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are available on our website, www.steinmart.com.

MEETINGS AND COMMITTEES OF THE BOARD

During 2018, the Board held a total of nine (9) meetings. All directors attended at least seventy-five percent (75%) of all meetings of the Board and Board committees on which they served during 2018. We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, the annual meeting is generally held on the same day as a regularly scheduled Board meeting and we expect that all of our directors will attend the annual meeting of shareholders. All directors, except for Mr. Stein, attended the last annual meeting.

The Board of Directors has established four (4) standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each standing committee operates pursuant to a charter adopted by the full Board which is available on our website, www.steinmart.com. The Committees are more fully described below. Members of the standing committees are appointed annually at the regular Board meeting held in conjunction with the annual shareholders’ meeting, with changes in committee assignments being made during the year as the Board of Directors deems appropriate. In addition, the Board occasionally designates ad hoc committees for special purposes.

Executive Committee. The Executive Committee is comprised of any two (2) directors who are independent directors under NASDAQ rules and one (1) additional director who is our Chief Executive Officer. Subject to the limitations specified by the Florida Business Corporation Act, the Executive Committee is authorized by our bylaws to exercise all of the powers of the Board of Directors when the Board of Directors is not in session. During 2018, the Executive Committee held one (1) meeting.

Audit Committee. During 2018, the Audit Committee was comprised of Mr. Cohen (Chairman), Mr. Cole and Mr. Tansky, each of whom is an independent director under NASDAQ rules applicable to Audit Committee members. During 2018, the Audit Committee held twelve (12) meetings. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements relating to our accounting and financial reporting processes and controls, and (3) the independence and performance of our internal auditors and independent registered certified public accounting firm. Our internal auditors, as well as our independent registered certified public accounting firm, report directly to the Audit Committee. Our Board of Directors has determined that Mr. Cohen qualifies as an “audit committee financial expert” as defined by the SEC. Mr. Tansky also has significant financial expertise due to his service as a chief executive officer with chief financial officers reporting to him during his career, and Mr. Cole’s service as a chief administrative officer of a national department store also gives him deep insight into the financial aspects of our business.

Compensation Committee. The Compensation Committee is comprised of Messrs. Tansky (Chairman), Sisisky and Cost and Ms. Galanti, each of whom is an independent director under NASDAQ rules. During 2018, the Compensation Committee held five (5) meetings. This Committee has the responsibility for approving and evaluating the compensation arrangements for our directors and officers, including the short-term and long-term incentive compensation programs. It also recommends to the Board of Directors adoption of any compensation plans in which our officers and directors are eligible to participate. The Compensation Committee also serves as the administrator of and makes grants under our 2018 Omnibus Incentive Plan. The Compensation Committee may form and delegate authority to subcommittees.

The Compensation Committee provides governance and oversight to our executive compensation programs, benefit plans and policies, and administers our 2018 Omnibus Incentive Plan, including a review of all equity grants under the 2018 Omnibus Incentive Plan. The Compensation Committee makes all compensation decisions relating to our Chief Executive Officer. The Compensation Committee reviews and approves, after considering the evaluation and recommendation of our Chief Executive Officer, all compensation decisions relating to our other Named Executive Officers.

During 2018, the Compensation Committee retained Mercer (US), Inc. (“Mercer”), a compensation consulting firm, to support the Compensation Committee in its work. Mercer provides recommendations as well as information as to the compensation levels and practices of various peer companies. Mercer also provides the Compensation Committee with information as to current trends and best practices in executive compensation and informs them of pertinent regulatory and stock exchange rules impacting executive compensation matters. In addition, Mercer provides advice to management with regard to special compensation issues that may arise. Mercer provided no other services to us during 2018.

To ensure independence, the Compensation Committee is required to pre-approve all other work unrelated to compensation advice to the Compensation Committee proposed to be provided by Mercer if any such work were ever to be proposed. The Compensation Committee considered the following factors in determining that Mercer has no conflict of interest in providing advice to the Compensation Committee: the provision of any work unrelated to compensation advice to the Compensation Committee to Stein Mart by Mercer; the amount of fees paid by us as a percentage of Mercer’s total revenue, Mercer’s policies and procedures that are designed to prevent conflicts of interest; ownership of our stock by representatives of Mercer; and the existence of any business or personal relationships between Mercer personnel and the members of the Compensation Committee and/or our executive officers.

Corporate Governance Committee. The Corporate Governance Committee is comprised of Mr. Sisisky (as the Lead Director and Chairman), Mr. Cohen (as the Chairman of the Audit Committee), and Mr. Tansky (as the Chairman of the Compensation Committee), each of whom is an independent director under NASDAQ rules. The Committee is responsible for the search and selection of our future directors and recommends to the full Board the slate of directors to be proposed to our shareholders for election at our annual meeting of shareholders. The Committee also reviews, from time to time, the roles of the other standing committees, recommends committee assignments and evaluates, on a periodic basis, the performance of the Board and each of its committees, as well as the relationship between the Board and our management. During 2018, the Corporate Governance Committee held two (2) meetings. The Lead Director, among other things, assists in setting agendas for meetings of the Board, acts as a moderator of executive sessions made up solely of our independent directors and serves as a liaison to increase the flow of information between Board members and our management.

The Corporate Governance Committee will consider nominees for director recommended by our shareholders. Any shareholder wishing to make such a recommendation to the Corporate Governance Committee should submit the recommendation, in writing, with such supporting information as the shareholder believes appropriate, as well as any other information required to be disclosed about the candidate under the SEC’s proxy rules, to the Corporate Governance Committee in care of our Lead Director at our headquarters in Jacksonville, Florida. Shareholder nominations for director must be received by the Lead Director on or before January 11, 2020, in order to be considered timely for our 2020 annual meeting. Shareholders desiring to make a director nomination must comply with the procedures outlined in Section 3.18 of our Bylaws.

The Corporate Governance Committee reviews a broad range of criteria when considering all possible candidates for the Board, including experience, education, ability to read and understand financial statements, ethics, business reputation and other factors that the Committee believes relevant in determining whether a candidate would add to the Board’s ability to guide Stein Mart. In recommending director nominees, the Committee seeks to achieve a diversity of business experience and to enhance the Board’s ability to address challenges facing us and better understand our ability to take advantage of opportunities in the overall business landscape. The Committee informally evaluates incumbent directors to determine whether they should be nominated to stand for re-election based on such factors, as well as their contributions to the Board during their current terms. When a vacancy develops, the Committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the Committee deems it appropriate, the Committee may engage a third-party search firm. The Committee will evaluate all potential candidates, including any candidates recommended by shareholders, based on their biographical information and qualifications, information available through public records and their “independence,” and, if a potential candidate appears to be a good choice, will arrange personal interviews of qualified candidates by one (1) or more Committee members, other Board members and senior management, as the Committee believes appropriate.

Special Ad Hoc Committee. The Special Ad Hoc Committee was appointed by the Board of Directors and is comprised of Mr. Sisisky (as the Lead Director and Chairman) and Messrs. Cohen and Cole. The Committee is responsible for oversight of (1) our turn-around strategy and initiatives to maximize enterprise value, (2) our financial and operational performance improvement initiatives, (3) our cash management initiatives (including cash flow forecasting, working capital and vendor management), and (4) our contingency planning. During 2018, the Special Ad Hoc Committee met twelve (12) times.

COMPENSATION OF DIRECTORS

Our Compensation Committee’s philosophy is to target non-employee director compensation at levels consistent with companies in our industry. The Board elected to maintain its annual retainer at $36,000 for 2018.

In addition to annual retainers, non-employee directors continue to be compensated through attendance fees and receipt of equity-based compensation. For fiscal year 2018, each non-employee director received attendance fees of $2,000 for attending meetings of the Board and $2,000 for attending committee meetings whether in person or by conference call. Each non-employee director received approximately $14,000 in value of equity awards which, based on the price of our stock on the respective grant dates in fiscal 2018, equaled 10,666 restricted stock units. These restricted stock units vest over three years, with 1/3 vesting each year on the anniversary date of the grant and were valued on the date of grant, with immediate vesting in the event of death, disability, retirement at age 72 or a change in control of Stein Mart.

In fiscal 2018, to compensate certain directors with additional responsibilities, (i) our Lead Director received an additional annual retainer of $40,000, (ii) the Chairperson of our Audit Committee received an additional annual retainer of $25,000, and (iii) the Chairperson of the Compensation Committee received an additional annual retainer of $25,000.

In January 2019, the Board approved changes to the Board compensation structure. In addition to the annual retainer of $36,000 per year, Board members will no longer receive per meeting fees but will instead receive an annual Board meeting retainer of $8,000. Audit Committee members will receive an annual retainer of $16,000 and other committee members will receive an annual retainer of $8,000. Standing committee members will also no longer receive per meeting fees for committee meetings. Non-committee members required to attend committee meetings and ad-hoc committee meeting members will continue to receive $2,000 per meeting attended. During his 2019 Board service, Mr. Legler will receive $2,000 per meeting attended in his role as General Counsel. There were no changes to the Lead Director’s or Committee Chairpersons’ annual retainer amounts.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED FEBRUARY 2, 2019

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Jay Stein(4)	-	-	-	-	-	205,034	205,034
Irwin Cohen	157,000	13,813	-	-	-	982	171,795
Thomas L. Cole	122,000	13,813	-	-	-	254	136,067
Timothy Cost	72,000	13,813	-	-	-	254	86,067
Lisa Galanti	92,750	13,813	-	-	-	254	106,817
Mitchell W. Legler(5)	128,000	13,813	-	-	-	19,496	161,309
Richard L. Sisisky	154,000	13,813	-	-	-	982	168,795
Burton M. Tansky	119,000	13,813	-	-	-	969	133,782

(1)

The compensation received by Hunt Hawkins, our Chief Executive Officer and director and MaryAnne Morin our President and director, are shown in the Summary Compensation Table. Mr. Hawkins and Ms. Morin received no additional compensation for their services as a director.

(2)

Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock and option awards made during the fiscal year ended February 2, 2019. Forfeiture estimates have been disregarded in determining the amounts indicated. During fiscal year 2018, our non-employee directors named above received 5,333 restricted stock units with a grant date fair value of $1.47 per stock award and 5,333 restricted stock units with a grant date fair value of $1.12 per stock award. At February 2, 2019, our directors had the following stock and option awards outstanding from prior years:

(a)    Mr. Stein: none.

(b)    Mr. Cohen: 13,768 restricted shares and no options.

(c)    Mr. Cole: 13,768 restricted shares and 4,000 options.

(d)    Mr. Cost: 13,768 restricted shares and 4,000 options.

(e)    Ms. Galanti: 13,768 restricted shares and 4,000 options.

(f)    Mr. Legler: 23,368 restricted shares and no options.

(g)    Mr. Sisisky: 13,768 restricted shares and no options.

(h)    Mr. Tansky: 13,768 restricted shares and 5,748 options.

(3)

Includes, for all directors, amounts paid as dividends on unvested restricted stock awards that vested during the year. Also includes, for Mr. Legler, $14,843 for medical benefits not provided to non-executive employees.

(4)

Mr. Stein, a former executive officer of Stein Mart, remains an employee of Stein Mart and does not receive additional compensation for his services as director. Other compensation for Mr. Stein includes $24 for base salary, $14,397 for an automobile allowance, $89,562 for imputed income for the value of split dollar pre-retirement death benefit, and $101,051 for medical benefits not provided to non-executive employees (which includes excess medical, dental and vision payments).

(5)

Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to Stein Mart since April 2001. For a description of the arrangement with Kirschner & Legler, P.A. for Mr. Legler’s service as our general counsel, including fees paid pursuant to this arrangement, see the section entitled Related Party Transactions elsewhere in this proxy statement.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the compensation paid or accrued by us to our Chief Executive Officer and our two other executive officers, as well as Gregory W. Kleffner, our former Chief Financial Officer. These persons are referred to as our “Named Executive Officers.” For fiscal 2018, we paid our Named Executive Officers a salary and a restricted stock grant. We did not pay a bonus to our Named Executive Officers in 2018, other than what was contractually obligated. We were contractually obligated to pay bonuses to MaryAnne Morin and Gregory W. Kleffner.

The amounts reported in this section for stock and option awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on our performance and stock price and his or her continued employment.

On December 17, 2018 James B. Brown was appointed as Executive Vice President, Chief Financial Officer of Stein Mart. Mr. Brown succeeds Mr. Kleffner, who had held the Chief Financial Officer position since 2009. Mr. Kleffner retired in February 2019. We include Mr. Kleffner in our executive compensation disclosure due to his service to Stein Mart during fiscal 2018.

Our Chief Executive Officer, D. Hunt Hawkins, received a salary increase from $563,500 to $750,000, effective October 15, 2018, which is reflected in the Summary Compensation Table below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
D. Hunt Hawkins Chief Executive Officer	2018 2017	620,378 563,500	- -	370,000 127,055	- -	- -	44,818 89,310	1,035,196 779,865
MaryAnne Morin President	2018 2017	728,195 717,099	181,250 350,000	323,750 77,405	- 410,000	- -	27,757 92,183	1,260,952 1,646,687
Gregory W. Kleffner Former Executive Vice President, Chief Financial Officer	2018 2017	402,265 400,500	300,000 -	231,250 70,962	- -	- -	47,783 74,471	981,298 545,933
James B. Brown (3) Executive Vice President, Chief Financial Officer	2018	50,000(3)	50,000(3)	112,000	-	-	143	212,143

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock awards made during the fiscal years indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of restricted share unit awards granted in fiscal 2018 was based on the closing price of our common stock on the applicable grant dates. The grant date fair value of performance share awards granted at the Target level during fiscal year 2017 was determined using a Monte-Carlo simulation model to estimate the relative and absolute Total Shareholder Return (“TSR”) performance of the companies forming the S&P Apparel Retail Index as of the valuation date of May 15, 2017. See footnote 8 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

(2)	All other compensation:

Name	Year	Perquisites and Other Personal Benefits ($)(a)(b)	Termination Payments ($)	Dividends Paid on Restricted Stock Awards ($)	Company Contributions to 401(k) Plans ($)	Total ($)
D. Hunt Hawkins	2018	35,685	-	8,508	625	44,818
MaryAnne Morin	2018	27,304	-	-	453	27,757
Gregory W. Kleffner	2018	38,596	-	7,353	1,834	47,783
James B. Brown	2018	143	-	-	-	143

(a)

Perquisites and other personal benefits consist of automobile allowances; medical benefits not provided to non-executive employees (includes excess medical, dental and vision payments); and medical administration and reinsurance cost-plus long-term disability and group life premiums. No single item exceeds the greater of $25,000 or 10% of the aggregate value of all perquisites and other personal benefits received by any of the named executive officers, except for: medical benefit payments not provided to non-executive employees (which includes excess medical, dental and vision payments) in the amount of $23,683 for Mr. Kleffner.

(b)	All perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.

(3)

Mr. Brown was named Chief Financial Officer effective December 17, 2018. Mr. Brown’s base salary for 2018 was $400,000 commencing on his start date of December 17, 2018, of which Mr. Brown was paid $50,000 in fiscal 2018. In addition, Mr. Brown received a sign-on bonus of $50,000.

Narrative Disclosure to the Summary Compensation Table

We have arrangements with our Named Executive Officers that provide for certain benefits, including in connection with termination. We entered into employment agreements with Mr. Hawkins in August 2017 and Ms. Morin in December 2016, and we entered into a change of control agreement with Mr. Brown in connection with his hire in December 2018. In January 2019 we adopted a Severance Policy applicable to executive vice presidents and senior vice presidents (including Mr. Brown prior to his entry into an employment agreement). In May 2019, we entered into an employment agreement with Mr. Brown. Each of these arrangements is discussed below.

Employment Agreements with D. Hunt Hawkins, MaryAnne Morin and James Brown

The employment agreements with Mr. Hawkins, Ms. Morin and Mr. Brown provide for base compensation which is reviewed periodically by the Compensation Committee and the right to participate in annual and long-term incentive plans in place from time to time for executives. Each employment agreement is for a period of two years and includes an auto-renewal provision for successive two-year terms unless we or the executive give written notice not to renew at least 60 days prior to the end of the term. The executives may be terminated at any time by us with or without cause or by the executive with or without good reason.

In the event Mr. Hawkins, Ms. Morin or Mr. Brown is terminated by us for cause (as defined below) or leaves without good reason (as defined below), then our only obligations under the employment agreements are to pay their base salary through the date of termination and to provide such other benefits as have vested. However, if Mr. Hawkins, Ms. Morin or Mr. Brown is terminated by us without cause, or if one of them terminates their employment for good reason, or in the event we deliver notice of non-renewal prior to expiration of the employment agreement, then in addition to payment of base salary through the termination date, each executive is entitled to receive 100% of the executive’s then-current annual base salary paid out over a period of twelve months (a six month period in an event of non-renewal by us, in the case of Mr. Brown), beginning six months following termination. The executive also receives continued coverage under our medical, life and disability insurance programs during a continuation period of twelve months following his or her termination.

If Mr. Hawkins, Ms. Morin or Mr. Brown is terminated by us without cause or leaves for good reason within two years following a change in control (as defined below), then the severance payment is 200% of the sum of (A) amounts otherwise payable for termination without cause or for good reason (other than continued insurance coverage) and (B) an amount equal to the target short-term incentive for the year in which the termination occurs (without proration).

Under the employment agreement, “good reason” includes, among other things, (i) a material and continuing failure to pay compensation and benefits earned by the executive, (ii) a material reduction in the executive’s compensation or benefits which, with respect to Messrs. Hawkins and Brown, is materially more adverse to the executive than similar reductions applicable to other executives of a similar level of status within Stein Mart or, with respect to Ms. Morin, is not a uniform reduction applied to all executive officers of not more than ten percent of base salary, (iii) with respect to Messrs. Hawkins and Brown, a reduction in the incentive compensation or deferred compensation or contribution matching levels where such reductions are applicable to the executive only, without similar reductions for all other executive officers, (iv) a material breach of the employment agreement by us, (v) any requirement that the executive perform duties inconsistent with ethical or lawful business practices, (vi) the required relocation of the executive to a principal place of employment more than 100 miles (50 miles for Mr. Brown) from his or her current principal place of employment, (vii) following a change in control, a material change in the executive’s duties, roles or responsibilities or, (viii) with respect to Ms. Morin, following the appointment of a CEO other than Mr. Hawkins, Mr. Stein or Ms. Morin, a material change in Ms. Morin’s duties.

“Cause” includes, among other things, that the executive (i) has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud, crimes against property or person, or moral turpitude which negatively impacts us; (ii) intentionally furnishes materially false, misleading, or incomplete information concerning a substantial matter to us or persons to whom the executive reports; (iii) intentionally fails to fulfill any assigned responsibilities for compliance with the Sarbanes-Oxley Act of 2002 or violates the same; (iv) intentionally and wrongfully damages material assets of ours; (v) intentionally and wrongfully discloses material confidential information of ours; (vi) intentionally and wrongfully engages in any competitive activity which would constitute a material breach of the duty of loyalty; (vii) intentionally breaches any stated material employment policy or any material provision of our ethics policy which could reasonably be expected to expose us to liability, (viii) intentionally commits a material breach of the employment agreement, or (ix) intentionally engages in acts or omissions which constitute failure to follow reasonable and lawful directives.

“Change in Control” means the occurrence of any of the following: (i) the Board approves the sale of all or substantially all of our assets in a single transaction or series of related transactions; (ii) we sell and/or one or more shareholders sells a sufficient amount of our capital stock (whether by tender offer, original issuance, or a single or series of related stock purchase and sale agreements and/or transactions) sufficient to confer on the purchaser or purchasers thereof (whether individually or a group acting in concert) beneficial ownership of at least 35% of the combined voting power of our voting securities; (iii) we are party to a merger, consolidation or combination, other than any merger, consolidation or combination that would result in the holders of our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of our voting securities outstanding immediately after such merger, consolidation or combination; or (iv) a majority of our Board of Directors consists of individuals who are not continuing directors (as defined in the applicable employment agreement).

Mr. Hawkins’s, Ms. Morin’s and Mr. Brown’s employment agreements also provide that in the event of death, their estate will receive annual base compensation through the end of the month during which the death occurred, plus whatever bonus they were entitled to for the year during which the death occurred. Normal payments will also be made for the executive’s benefit under our other benefit plans in which he or she was a participant. Additionally, if Mr. Hawkins, Ms. Morin or Mr. Brown has any options or restricted shares (but excluding performance shares) which are unvested on the date of termination due to death, we will pay to their estate: (i) the net value of the excess, if any, of the closing price of our common stock on the date of death and the exercise price of any unvested options multiplied by the number of shares of common stock subject to such unvested options; and (ii) the value of the closing price of our common stock on the date of death, multiplied by the number of unvested restricted shares. In the event that termination is a result of permanent disability, Mr. Hawkins, Ms. Morin and Mr. Brown may be terminated if they do not recover within six months following the onset of the disability, and will receive a pro rata portion of his or her bonus for the year in which the termination occurred, and an additional nine months base compensation following termination, as well as payment of benefits from any of our benefit plans in which he or she was a participant, including any disability plan.

Change of Control Agreement with James B. Brown

Prior to entering into an employment agreement with Mr. Brown in May 2019, Mr. Brown was party to a change of control agreement that provided for an annual base salary and any right to a bonus to be established from time to time by Stein Mart. The change of control agreement has been replaced under the terms of the employment agreement.

Severance Policy

Effective January 22, 2019, we adopted a new Severance Policy for executive vice presidents or senior vice presidents of Stein Mart who do not have in effect an individual employment or severance agreement that provides for severance benefits. As of May 2019, the Severance Policy does not apply to any of our Named Executive Officers, as the employment agreements with Mr. Hawkins, Ms. Morin and Mr. Brown provide severance benefits. The Severance Policy provides for a cash severance payment in the event of a participant’s involuntary termination or termination by the participant for good reason. The Severance Policy defines an involuntary termination to include any separation from service from Stein Mart and its affiliates within the meaning of Section 409A of the Internal Revenue Code but excluding termination for cause (as defined in the Severance Policy), permanent disability or death. The Severance Policy defines “good reason” to include (i) a material reduction (greater than 10%) to the participant’s base compensation or target incentive opportunities, (ii) a material diminution of the participant’s authority, duties or responsibilities, (iii) a change in the geographic location at which the participant must perform services that is more than 50 miles from the participant’s principal place of business and extends the participant’s commute, or (iv) Stein Mart’s failure to obtain a satisfactory agreement from any successor to assume our obligations under the Severance Policy.

In the event a participant experiences a termination covered by the Severance Policy and complies with the conditions required by the Severance Policy, including the execution of a written release, the Severance Policy provides for a cash severance payment equal to such participant’s base salary for twelve months. The cash severance payment will be paid in a single lump sum payment within 90 days following the participant’s separation from service date or in such amounts during such period (not to exceed one calendar year after the year in which the separation from service date occurs), as is determined by Stein Mart. A participant whose employment is terminated due to cause, death, disability or voluntary resignation without good reason, among other exclusions, is not be entitled to receive severance benefits under the Severance Policy. “Cause” is defined in the Severance Policy to mean an employee’s (i) substantial failure or refusal to perform the duties and responsibilities of his or her job as required by the employer, (ii) a material violation of any fiduciary duty owed to Stein Mart or its affiliates, (iii) conviction of, or entry of a plea of nolo contendere with respect to, a felony (excluding a DUI), (iv) conviction of, or entry of a plea of nolo contendere with respect to, a misdemeanor which involves dishonesty, fraud, or morally repugnant behavior, (v) dishonesty, (vi) theft, (vii) violation of Company rules or policy, or (viii) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on Stein Mart, its affiliates, or their employees. Stein Mart, as the administrator of the Severance Policy, in its sole and absolute discretion, determines whether cause exists.

Equity Awards

Termination events for awards under our 2001 Omnibus Plan include death, disability, and retirement following age 62 or termination within two years of a change in control. The definition of change in control used in the 2001 Omnibus Plan is the same definition used in the employment agreements discussed above. Termination events for awards under our 2018 Omnibus Incentive Plan include death, disability and termination without cause or for good reason within two years of a change in control. Under the 2018 Omnibus Incentive Plan, “change in control” is defined as (i) a person or group, other than Jay Stein or any group of which Jay Stein is a member, acquires beneficial ownership of more than 50% of the total fair market value or total voting power of the stock of Stein Mart, (ii) a person or group, other than Jay Stein or any group of which Jay Stein is a member, acquires 35% or more of the total voting power of the stock of Stein Mart, (iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election or (iv) a person or group acquires 40% or more of the total gross fair market value of the assets of Stein Mart.

Consulting Agreement with Gregory W. Kleffner

On February 5, 2019, in connection with the retirement of Gregory W. Kleffner, Stein Mart and Mr. Kleffner executed a consulting agreement providing for, among other things, a rate of $225 per hour as well as the reimbursement of reasonable and necessary expenses incurred by Mr. Kleffner in connection with such consulting services.

Internal Revenue Code Section 409A

The employment arrangements of the Named Executive Officers contain provisions intended to comply with Internal Revenue Code Section 409A which may have the effect of postponing payments received by the Named Executive Officers following the termination of their employment with us.

2018 Equity-Based Compensation

In fiscal 2018, our Compensation Committee made awards of time-based vesting restricted stock units to our Named Executive Officers. These restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of grant so long as the recipient remains employed by us; provided, however, that an executive who fails to remain employed due to death or disability will receive a pro-rata portion of the restricted stock units based on the amount of time between the grant date and the date of termination of employment. The grant date fair value of these restricted stock unit awards is reflected in the “Stock Awards” table of the Summary Compensation Table above.

Perquisites

We provide perquisites such as paid vacation days, health insurance, life insurance and a 401(k) retirement plan. We do not provide perquisites such as (i) a defined benefit plan (pension plan) and (ii) financial advice, tax preparation and the like. We provide the following perquisites to our Named Executive Officers which differ from those available to all full-time employees:

Executive Medical, Dental and Vision Plan. We maintain a medical, dental and vision plan (the “Medical Plan”) for our full-time employees, including the Named Executive Officers, covering medical premiums similar to those covered by many companies with a substantial number of employees. The Medical Plan differs for Mr. Hawkins and Ms. Morin in that they do not have any co-pay amounts, deductibles or other amounts withheld from their salary to pay for their participation up to $25,000 per annum. Additionally, the Medical Plan allows for Mr. Hawkins and Ms. Morin to continue coverage to age 65 for retirement after age 62. Any payment by us for Mr. Hawkins and Ms. Morin in excess of amounts not covered by the normal Medical Plan for other officers is taxable to them.

Group Term Life Insurance Plan. We provide death benefits for our executives through a group term life insurance plan.

Defined Contribution and Executive Deferred Compensation Plan. Executive officers are eligible to participate in our 401(k) plan. We provide a matching contribution of up to 4% of base salary (up to IRS limits) to contributing participants with more than 12 months of service. Participants have the ability to choose from a variety of investment options under the 401(k) plan. We suspended the match on the 401(k) plan effective February 4, 2018 and reinstated the match effective September 1, 2018 providing for a matching contribution of up to 2% of base salary (up to IRS limits).

We also provide a Non-Qualified Executive Deferred Compensation Plan (the “Deferral Plan”) for a number of our executives including the Named Executive Officers. Under the Deferral Plan, each covered executive has the right to defer receipt of a portion of his or her total compensation each year. For Named Executive Officers, we match the amount of deferred compensation up to a maximum of 10% of an executive’s total compensation (salary plus bonuses) for each year. Our matched portion vests at 20% per year in each of years four through eight in order to encourage the retention of the executive receiving the match. Matching amounts also vest on retirement or termination of the executive’s employment within three years following a change of control. Retirement means a voluntary separation by an executive upon attaining age 62. We do not provide any defined benefit pension plan for our Named Executive Officers and believe that the Deferral Plan provides a benefit which partially offsets the lack of a defined benefit plan, but at a much smaller cost to us. We suspended the match on the Deferral Plan effective February 4, 2018.

Deferred amounts (which include vested matching contributions) are paid to the executive following their retirement, death, disability or termination following a change of control of Stein Mart. Those amounts are paid either in a lump sum or as the executive elects. The plan allows for “in service accounts” whereby funds are channeled to accounts for specific purposes and are allowed by regulation to be withdrawn.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END FEBRUARY 2, 2019

The following table shows the outstanding equity awards for each Named Executive Officer as of the end of the fiscal year ended February 2, 2019.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
D. Hunt Hawkins	244,148(2) 54,625(2) - -	- 2,858(2) 500,000(2) -	4.93(2) 8.44(2) 7.35(2) -	08/08/22 04/30/21 03/14/26 -	- - - 242,070(3)	- - - 275,960	- - - 63,110(4)	- - - 71,945
MaryAnne Morin	100,000(5) -	400,000(5) -	3.72(5) -	02/22/24 -	- 217,530(6)	- 247,984	- 63,800(7)	- 72,732
Gregory W. Kleffner	48,630(8) 161,766(8) - -	- - 100,000(8) -	5.48(8) 4.93(8) 7.35(8) -	05/04/19 05/04/19 05/04/19 -	- - - 148,500(9)	- - - 169,290	- - - 35,240(10)	- - - 40,174
James B. Brown	-	-	-	-	100,000(11)	114,000	-	-

(1)

The market value is determined by multiplying the number of shares by the closing price of our common stock on The NASDAQ Global Select Market as of the last business day of the fiscal year. The closing price of our stock on February 1, 2019 (the last business day of the fiscal year) was $1.14. The actual value will depend on the fair market value on the date of vesting.

(2)

Options granted on 08/08/12 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date. Options granted on 05/06/2014 vest ratably over five (5) years, 1/60th at the end of each month beginning May 2014. All option grants expire on the date shown. Amounts and exercise price of options granted on 08/08/12 and 05/06/14 are automatically adjusted due to the February 2015 special dividend. Options granted on 03/14/2016 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date. For options granted prior to 2018 under the 2001 Omnibus Plan, upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(3)

The shares indicated represent 42,070 restricted shares issued under the 2017 Long-Term Incentive Plan that cliff vest on February 1, 2020 plus 200,000 restricted stock units issued in 2018 that vest over three years, with 1/3 vesting each year on the anniversary date of the grant. For awards granted prior to 2018 under the 2001 Omnibus Plan, upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited. For awards granted in 2018 under the 2018 Omnibus Incentive Plan, upon termination, except for death, disability, or in connection with a termination without cause or with good reason within 24 months of a change in control, unvested stock awards are forfeited.

(4)

The shares indicated consist of 63,110 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2017 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2017-2019. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by us on February 1, 2020. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(5)

Options granted on 02/22/2017 vest ratably over five (5) years at 20% evenly upon the grant date. All option grants expire on the date shown. For options granted prior to 2018 under the 2001 Omnibus Plan, upon termination, except for death, disability, retirement or change of control, unvested options are forfeited.

(6)

The shares indicated represent 42,530 restricted shares issued under the 2017 Long-Term Incentive Plan that cliff vest on February 1, 2020 plus 175,000 restricted stock units issued in 2018 that vest over three years, with 1/3 vesting each year on the anniversary date of the grant. For awards granted prior to 2018 under the 2001 Omnibus Plan, upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited. For awards granted in 2018 under the 2018 Omnibus Incentive Plan, upon termination, except for death, disability, or in connection with a termination without cause or with good reason within 24 months of a change in control, unvested stock awards are forfeited.

(7)

The shares indicated consist of 63,800 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2017 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2017-2019. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by us on February 1, 2020. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, she will nevertheless receive a pro-rata portion of the Performance Shares she would have received had she remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(8)

Options granted on 07/31/2009 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date. Options granted on 08/08/12 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date. Amounts and exercise price of options granted on 07/31/09 and 08/08/12 are automatically adjusted due to the February 2015 special dividend. Options granted on 03/14/2016 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date. The 100,000 unvested options in the table above were subsequently accelerated to vest on February 4, 2019, the date of Mr. Kleffner’s retirement. All options expire on the date shown.

(9)

The shares indicated represent 23,500 shares issued under the 2017 Long-Term Incentive Plan that were to cliff vest on February 1, 2020 plus 125,000 restricted stock units issued in 2018 that were to vest over three years, with 1/3 vesting each year on the anniversary date of the grant. The 23,500 restricted shares in the table above were subsequently prorated and accelerated to vest in the amount of 15,667 shares on February 4, 2019, the date of Mr. Kleffner’s retirement, and the 125,000 restricted stock units were forfeited on the date of his retirement.

(10)

The shares indicated consist of 35,240 Performance Shares, which represents the number of Performance Shares that would be issued at the Target level of the 2017 Long-Term Incentive Plan based on our TSR compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2017-2019. In connection with Mr. Kleffner’s retirement on February 4, 2019, a pro-rata portion of the Performance Shares were issued based on the amount of elapsed time between the time of grant and his retirement date, resulting in the issuance of 23,493 shares to Mr. Kleffner.

(11)	The shares indicated represent 100,000 restricted stock units issued in January 2019 that vest over three years, with 1/3 vesting each year on the anniversary date of the grant.

PROPOSAL NO. 2 -

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution approving our executive compensation as reported in this proxy statement. As described previously, in the “Executive Compensation” section of this proxy statement, the Compensation Committee has structured our executive compensation program to serve Stein Mart and its shareholders by aligning executive compensation with shareholder interests.

We urge shareholders to read the “Executive Compensation” section beginning on page 13 of this proxy statement, including the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the compensation set forth in the “Executive Compensation” section is effective to retain our Named Executive Officers and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve the following advisory resolution:

RESOLVED, that the shareholders of Stein Mart, Inc. approve, on an advisory basis, the 2018 compensation of our Named Executive Officers disclosed in the Executive Compensation section, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement for our 2019 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. The Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT

For the year ended February 2, 2019 (fiscal 2018), the Audit Committee of the Board of Directors of Stein Mart was composed of three independent directors, as defined under the NASDAQ’s Marketplace Rules and the rules and regulations of the SEC. In addition, the Board of Directors has determined that during the 2018 fiscal year, Irwin Cohen has qualified as an “audit committee financial expert” as defined by the SEC under Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee is appointed by the Board of Directors to oversee the accounting and financial reporting processes and controls of Stein Mart and the audit of Stein Mart’s consolidated financial statements. The purpose of the Audit Committee is to monitor the integrity of the consolidated financial statements, review Stein Mart’s internal accounting procedures and controls, oversee the independence, qualification and performance of Stein Mart’s independent registered certified public accounting firm and appoint the independent registered certified public accounting firm and oversee the internal audit function. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K for fiscal 2018 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with Stein Mart’s independent registered certified public accounting firm, KPMG LLP, who is responsible for expressing an opinion on the conformity of Stein Mart’s audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Stein Mart’s accounting principles and discussed with the independent accountants such other matters as are required under Auditing Standard No. 1301 and other generally accepted auditing standards. In addition, the Audit Committee has discussed with KPMG LLP the independent registered certified public accountants’ independence from management and Stein Mart, including the matters in the written disclosures and the letter received by the Audit Committee, as required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of nonaudit services with the accountants’ independence. Audit Committee members are not professionally engaged in the practice of accounting or auditing and are not experts under the Exchange Act in either of those fields or in auditor independence.

The Audit Committee discussed with KPMG LLP and Stein Mart’s Internal Audit department, the overall scope and plans for their respective audits. The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of their examination and the overall quality of Stein Mart’s financial reporting.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Stein Mart’s Annual Report on Form 10-K for the year ended February 2, 2019, for filing with the SEC, and that KPMG be ratified as our independent registered certified public accounting firm for the year ending February 1, 2020.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

Irwin Cohen (Chairman)

Thomas L. Cole

Burton M. Tansky

PROPOSAL NO. 3 -

RATIFICATION OF APPOINTMENT OF KPMG LLP AS

STEIN MART’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm KPMG LLP to serve as our independent registered certified public accounting firm for the current fiscal year ending February 1, 2020. KPMG LLP has served as our audit firm since July 10, 2013.

Our Board of Directors has directed that the appointment of KPMG LLP as our independent registered certified public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be given the opportunity to make a statement if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered certified public accounting firm is not required by our articles of incorporation or bylaws. However, the Board of Directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP. In such event, the Audit Committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the Audit Committee retains the right in its discretion to select a different nationally recognized independent registered certified public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and Stein Mart.

The following table provides information relating to the fees billed or expected to be billed for the audit and fees billed/paid for other services provided by KPMG LLP, our independent registered certified public accounting firm in each of the last two (2) fiscal years.

	2018	2017
Audit Fees	$1,029,708	$1,199,777
Audit-related Fees	-	-
Tax Fees (1)	92,300	299,130
All Other Fees (2)	1,780	1,650

Total	$1,123,788	$1,500,557

(1)	Fees for tax compliance services.
(2)	Fees for use of KPMG’s accounting research tool.

All decisions regarding the selection of independent registered certified public accounting firms and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee must pre-approve (i) all audit services, and (ii) all non-audit services provided by the independent registered certified public accounting firm that is permitted by Section 201 of the Sarbanes-Oxley Act, except if:

1.

in the case of permissible non-audit services, such services qualify as de minimis under Section 202 of the Sarbanes-Oxley Act and we did not recognize that such services were non-audit services at the time of the engagement;

2.	the Audit Committee, or one (1) or more of its designated members, approves the permissible non-audit services before completion of the audit; and
3.	when one (1) or more designated members approve such services, such approval is presented to the Audit Committee at its next scheduled meeting.

All audit, audit-related and tax services provided by KPMG LLP in fiscal 2018 were pre-approved in accordance with the Audit Committee’s guidelines. The Audit Committee discussed the non-audit services with KPMG LLP and determined that their provision would not impair that firm’s independence.

THE BOARD OF DIRECTORS OF STEIN MART RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2020.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

The Audit Committee has adopted written policies and procedures for the Committee to follow in reviewing and approving or ratifying related-party transactions involving Stein Mart and any of our executive officers, directors or five percent (5%) or more shareholders or any of their family members. These transactions include:

(a)	transactions that must be disclosed in proxy statements under SEC rules; and

(b)	transactions that could potentially cause a non-employee director to cease to qualify as independent under NASDAQ listing requirements.

Transactions that are deemed immaterial under SEC disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which a Stein Mart director’s sole relationship is as a non-employee director and the total amount involved does not exceed one percent (1%) of the other company’s total annual revenues.

Criteria to be considered by the Audit Committee in determining whether related party transactions should be approved or ratified include:

(a)	whether the transactions are on terms no less favorable to Stein Mart than terms generally available from an unrelated third party;

(b)	the extent of the related party’s interest in the transaction;

(c)	whether the transaction would interfere with the performance of the officer’s or director’s duties to us;

(d)	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under NASDAQ listing requirements; and

(e)	such other factors that the Audit Committee deems appropriate under the circumstances.

The Audit Committee has approved the related-party transactions described below after determining that the transactions do not adversely affect the performance by these directors of their duties to Stein Mart.

Mr. Mitchell W. Legler. Mr. Legler, a member of the Board of Directors, is the majority shareholder of Kirschner & Legler, P.A., general counsel to us since April 2001. From August 1995 to April 2001, Mr. Legler was the sole shareholder of the law firm of Mitchell W. Legler, P.A., which served as our general counsel. Legal fees received by Kirschner & Legler, P.A. for fiscal 2018 were $174,108 and for fiscal 2017 were $192,500. In addition, in fiscal 2017, Mr. Legler, as general counsel to us, was granted 14,400 Performance Share Awards at a target level and 9,600 Restricted Stock Awards under our 2017 Long-Term Incentive Plan. In March 2017, we renewed an agreement with Kirschner & Legler, P.A. effective April 1, 2017, pursuant to which we retained Mr. Legler and his firm to serve as our general counsel for a term of two (2) years. This agreement provided that we pay Kirschner & Legler, P.A. annual compensation of $200,000 per year and that such firm be eligible to receive bonus and equity awards through our compensation program. This agreement further provided that Mr. Legler be able to participate in our medical and dental insurance plans to the same extent as a person employed as a Senior Vice President. The agreement provided for a severance payment of $200,000 if the agreement was terminated without cause (as defined in the agreement) or if the agreement is not renewed at the expiration of the term. If the agreement was terminated following a change of control, we agreed to pay 200% of the sum of (i) the amount due for a termination without cause and (ii) the target bonus in the year of termination. During November 2017, we initiated certain cost reduction activities. In connection with these cost reduction activities, Mr. Legler voluntarily agreed to reduce the annual compensation paid to Kirschner & Legler, P.A. by fifteen (15) percent to $170,000 per year.

On March 11, 2019, we received notice from Mitchell W. Legler of his resignation from Stein Mart as general counsel at the end of June 2019. Further, Mr. Legler will not be standing for reelection to our Board of Directors. Mr. Legler will receive his normal payment through the end of June 2019. Mr. Legler will not receive any additional payments upon his retirement. Mr. Legler has been a board member since 1991.

OTHER MATTERS

Shareholder Proposals for the 2020 Annual Meeting of Shareholders

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by us to be included in our proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2020 annual meeting, a written copy of their proposal must be received at the principal executive offices of Stein Mart no later than January 11, 2020. To ensure prompt receipt by us, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after January 11, 2020, and the proposal will not be brought before the meeting.

Annual Report

A copy of our Annual Report on Form 10-K for the year ended February 2, 2019, accompanies this proxy statement. Additional copies may be obtained by writing to Ms. Linda Tasseff, Director, Investor Relations, at 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

Householding

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or a single set of annual meeting materials to two or more of our shareholders who share an address. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from one or more of such shareholders prior to the mailing date. We will deliver promptly, upon written or oral request made in accordance with the instructions below, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive separate copies or only one copy of future Notices, proxy statements and annual reports for your household, please call or write to Ms. Linda Tasseff, Director, Investor Relations, at the following address and/or telephone number.

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

(904) 858-2639

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND VOTE BY INTERNET, TELEPHONE OR MAIL. INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD. IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

VOTE BY INTERNET - www.proxyvote.com
STEIN MART, INC. 1200 RIVERPLACE BLVD JACKSONVILLE, FL 32207	Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/24/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/24/2019. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees

01	Jay Stein 02 Irwin Cohen 03 Thomas L. Cole 04 Timothy Cost 05 Lisa Galanti
06	D. Hunt Hawkins 07 MaryAnne Morin 08 Richard L. Sisisky 09 Burton M. Tansky

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2	To approve an advisory resolution approving executive compensation for fiscal year 2018.

3	To ratify the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending February 1, 2020.

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2018 Annual Report on Form 10-K is/are available at www.proxyvote.com

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STEIN MART, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN
CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS TO
BE HELD JUNE 25, 2019

The undersigned hereby appoints D. Hunt Hawkins and Richard L. Sisisky, and each of them, with full power of substitution and revocation, as true and lawful agents and proxies of the undersigned to attend and vote all shares of Common Stock of Stein Mart, Inc., a Florida corporation, that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of Stein Mart, Inc., a Florida corporation, to be held on June 25, 2019 at 2:00 P.M., local time, at Stein Mart Corporate Headquarters, 5th Floor, 1200 Riverplace Blvd., Jacksonville, Florida, 32207 and at any adjournments thereof, hereby revoking any proxy heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be deemed a direction to be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side